EXHIBIT 99.3

IMPORTANT NOTICE – PLEASE READ

November 16, 2009

Dear Community National Corporation Shareholder,

Enclosed is a prospectus/proxy statement and proxy card for the Special Meeting of Shareholders of Community National Corporation to be held at 2:00 p.m., Eastern Standard Time, on December 18, 2009, at 95 Edgebrook Drive, Springboro, Ohio. The prospectus/proxy statement contains important information regarding the proposed merger of Community National Corporation with and into NB&T Financial Group, Inc. You are encouraged to read the prospectus/proxy statement carefully before making any decision concerning the merger.

Your vote is very important, regardless of the number of shares you own. You may vote your shares by completing, signing and returning the enclosed proxy card. You may also vote in person at the meeting.

Please note that if your shares are held in a brokerage account or by a bank or other nominee, your broker, bank or nominee may not be able to vote your shares for you unless you have given them specific written instructions on how to vote. If you have not given such specific written instructions and if you do not vote by proxy or in person at the Special Meeting, then your shares will not be represented at the Special Meeting.

On behalf of the Board of Directors I thank you for your constant loyalty and support. If you have any questions, please contact Carolyn Bradford, CEO Community National Corporation, at 937-746-1520.

Sincerely,

/s/ James L. Gross, Jr.
James L. Gross, Jr. Chairman of the Board

The securities to be issued in connection with the merger described in the accompanying prospectus/proxy statement are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the NB&T Financial Group, Inc., common shares to be issued in the merger or determined if the prospectus/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.